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                                                                    EXHIBIT 4.10


                                AMENDMENT NO. 1
                                       TO
                         REGISTRATION RIGHTS AGREEMENT

     This Amendment No. 1 to the Registration Rights Agreement ("AMENDMENT NO.
1") is made and entered this 22nd day of December, 1997 by and among Chesapeake
Energy Corporation, an Oklahoma corporation (the "COMPANY") and Charles E.
Davidson (the "SHAREHOLDER").

                                   RECITALS:

     WHEREAS, on October 22, 1997, the Company, Chesapeake Merger Corp., an
Oklahoma corporation and an indirect wholly owned subsidiary of the Company, and DLB Oil & Gas, Inc. ("DLB") entered into an Agreement and Plan of Merger (the
"MERGER AGREEMENT") providing for the merger of Merger Sub with and into DLB
(the "MERGER"); and

     WHEREAS, on December 22, 1997, the Company, Chesapeake Merger Corp. and DLB have entered into Amendment No. 1 to the Merger Agreement which provides for, among other things, an amendment to the Registration Rights Agreement (as defined below); and

     WHEREAS, on October 22, 1997, in connection with the Merger, the parties entered into a Registration Rights Agreement (the "REGISTRATION RIGHTS
AGREEMENT") whereby the Company agreed to grant to the Shareholder certain registration rights in connection with the shares of DLB Common Stock the Shareholder is expected to receive as a result of the Merger; and

     WHEREAS, on November 12, 1997, the Company, Chesapeake Acquisition Corp., a
Kansas corporation and an indirect wholly owned subsidiary of the Company, and Hugoton Energy Corporation, a Kansas corporation ("HUGOTON"), entered into an Agreement and Plan of Merger providing for, among other things, the merger of CHK Acquisition Corp. with and into Hugoton (the "HUGOTON MERGER") and in connection therewith, the issuance of 1.3 shares of common stock of the Company for each issued and outstanding share of common stock of Hugoton; and

     WHEREAS, pursuant to Section 4 of the Registration Rights Agreement the parties now mutually desire to amend the Registration Rights Agreement as set forth below;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein and in the Registration
Rights Agreement, the parties hereto, intending to be legally bound, agree as follows:

     1. SECTION 2.1(c) of the Registration Rights Agreement shall be amended in its entirety to read as follows:

          (c) COMPANY UNDERTAKING REGARDING DEMAND REGISTRATION. The Company will use its Commercially Reasonable Efforts to promptly prepare and file with the SEC a shelf registration statement for the Shares in respect of which the Notice of Demand is given, as provided in this Section 2.1. Such shelf registration statement shall relate to the offer and sale of the Shares in respect of which the Notice of Demand is given in accordance with the methods of distribution to be set forth in such registration statement as directed by the Shareholder. The Company further agrees to use its Commercially Reasonable Efforts to take all steps necessary or appropriate so that such registration statement can be declared effective promptly after the Effective Time and, subject to the terms of Section 2.3, to keep it continuously effective in order to permit the prospectus forming a part thereof to be used by the Shareholder until the first to occur of (i) the expiration of (a) 90 days after the Effective Time or (b) 30 days after the effective time of the Hugoton Merger, whichever occurs later, or (ii) the date that the Shareholder sells or transfers all of the Shares subject to such registration statement.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be signed by their duly authorized representatives as of the day and year first above written.

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
SHAREHOLDER                                            CHESAPEAKE ENERGY CORPORATION

             By: /s/ CHARLES E. DAVIDSON                             By: /s/ MARCUS C. ROWLAND
  -------------------------------------------------      -------------------------------------------------
                 Charles E. Davidson                                     Marcus C. Rowland
                                                               Senior Vice President -- Finance and
                                                                      Chief Financial Officer

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